FIDELITY CONCORD STREET TRUST

(the "Trust")

SPECIAL MEETING OF SHAREHOLDERS

September 15, 1999

 Pursuant to notice duly given, a Special Meeting of Shareholders of

FIDELITY CONCORD STREET TRUST

Spartan U.S. Equity Index Fund

Spartan Total Market Index Fund

Spartan Extended Market Index Fund

Spartan International Index Fund

(the "Funds")

was held on September 15, 1999 at 10:00 a.m. at the principal office of the Trust, 82 Devonshire Street, Boston, Massachusetts.

 Mr. Rich Silver acted as Chairman in the absence of Mr. Edward C. Johnson 3d and Ms. Meg DiDonna, Senior Legal Counsel, acting as Secretary Pro Tempore, recorded the minutes. Mr. Marvin Mann, an Independent Trustee of the Trust, and Mr. Eric Roiter, General Counsel of FMR, were appointed to act as proxy agents for all shareholders who had properly returned their proxy cards.

 Mr. Silver noted that the Trust has shareholder voting rights based on the proportionate value of a shareholder's investment.
Accordingly, each shareholder is entitled to one vote for each dollar of net asset value held on the record date for the meeting.

 Mr. Silver stated that Fidelity has not received the vote of a majority of shares of Spartan U.S. Equity Index Fund and accordingly, in order to afford additional time to solicit further shareholder votes, it is proposed that this meeting be adjourned solely with respect to Spartan U.S. Equity Index Fund, to be reconvened on September 30, 1999 at 9:00 a.m. at the offices of the Trust, 82 Devonshire Street, Boston Massachusetts.

 Ms. DiDonna reported that proxies representing at least 50.001% of the outstanding voting securities of each of Spartan Total Market Index Fund, Spartan Extended Market Index Fund and Spartan International Index Fund have been received. Mr. Silver announced that a quorum was present and called the meeting of the shareholders of the Funds to order.

 Mr. Silver stated that the Secretary had presented him with the following documents relating to the meeting:

 Notice of Meeting dated July 19, 1999

 Proxy Statement dated July 19, 1999

 Form of Proxy

Affidavit attesting to the mailing of these documents to the record shareholders entitled to vote at this meeting

 He indicated that a list of shareholders entitled to vote at this meeting would be made available for viewing upon request.

 Mr. Silver recommended that the reading of the Notices of Meeting be waived. There was no objection to the recommendation.

 Mr. Silver stated that the first item of business as stated in the Notice of Meeting and described in proposal 1(a) in the Proxy Statement was to approve an interim sub-advisory agreement for each of Spartan Total Market Index Fund, Spartan Extended Market Index Fund and Spartan International Index Fund among Bankers Trust Company, FMR, and the Trust, on behalf of each Fund, that is, other than the commencement and termination dates, identical to the old sub-advisory agreement.

 Ms. DiDonna reported that the proposal to approve an interim sub-advisory agreement with Bankers Trust Company for each Fund, as set forth in proposal 1(a) in the Proxy Statement, received 220,354,122.68 affirmative votes of Spartan Total Market Index Fund, or 91.554% of the votes cast at the meeting; received 53,242,221.54 affirmative votes of Spartan Extended Market Index Fund, or 84.248% of the votes cast at the meeting; and received 34,627,463.07 affirmative votes of Spartan International Index Fund, or 92.634% of the votes cast at the meeting. Whereupon, it was

VOTED: That an interim sub-advisory agreement among Bankers Trust
Company, FMR, and the Trust on behalf of each of Spartan Total Market Index Fund, Spartan Extended Market Index Fund and Spartan
International Index Fund be, and it hereby is, approved, as set forth in proposal 1(a) in the Proxy Statement dated July 19, 1999.

 Mr. Silver stated that the second item of business as stated in the Notice of Meeting and described in proposal 1(b) in the Proxy Statement was to approve a new sub-advisory agreement for each of Spartan Total Market Index Fund, Spartan Extended Market Index Fund and Spartan International Index Fund among Bankers Trust Company, FMR, and the Trust, on behalf of each Fund, that would (i) require Bankers Trust to continue to provide investment management services to each of Spartan Total Market Index Fund, Spartan Extended Market Index Fund and Spartan International Index Fund but would not cover securities lending services, and (ii) allow FMR, Bankers Trust Company and the Trust, on behalf of each Fund, to modify the proposed agreement subject to the requirements of Section 15 of the 1940 Act.

 Ms. DiDonna reported that the proposal to approve a new sub-advisory agreement with Bankers Trust Company for each Fund, as set forth in proposal 1(b) in the Proxy Statement, received 219,566,294.10 affirmative votes of Spartan Total Market Index Fund, or 91.226% of the votes cast at the meeting; received 52,849,082.01 affirmative votes of Spartan Extended Market Index Fund, or 83.626% of the votes cast at the meeting; and received 34,485,359.21 affirmative votes of Spartan International Index Fund, or 92.253% of the votes cast at the meeting. Whereupon, it was

VOTED: That a new sub-advisory agreement among Bankers Trust Company, FMR, and the Trust on behalf of each of Spartan Total Market Index Fund, Spartan Extended Market Index Fund and Spartan International Index Fund be, and it hereby is, approved, as set forth in proposal 1(b) in the Proxy Statement dated July 19, 1999.

 Mr. Silver stated that the third and final item of business as stated in the Notice of Meeting and described in proposal two in the Proxy Statement was to approve a new "manager-of-managers" arrangement for each of Spartan Total Market Index Fund, Spartan Extended Market Index Fund and Spartan International Index Fund that, subject to receipt of exemptive relief, would permit FMR, with the approval of the Board of Trustees, to hire, terminate, or replace sub-advisers (including Bankers Trust Company), and to modify material terms and conditions of a sub-advisory agreement, all without shareholder approval.

 Ms. DiDonna reported that the proposal to approve a new "manager-of-managers" arrangement for each Fund, as set forth in proposal 2 in the Proxy Statement, received 214,490,453.82 affirmative votes of Spartan Total Market Index Fund, or 89.117% of the votes cast at the meeting; received 52,035,515.11 affirmative votes of Spartan Extended Market Index Fund, or 82.338% of the votes cast at the meeting; and received 32,900,140.68 affirmative votes of Spartan International Index Fund, or 88.013% of the votes cast at the meeting. Whereupon, it was

VOTED: That a new "manager-of-managers" arrangement for each of Spartan Total Market Index Fund, Spartan Extended Market Index Fund and Spartan International Index Fund be, and it hereby is, approved, as set forth in proposal two in the Proxy Statement dated July 19, 1999.

 There being no further business to come before the meeting, upon motion duly made and seconded, it was

VOTED: To Adjourn.

ADJOURNED.

A TRUE RECORD.

 ATTEST:

   Meg DiDonna
   Secretary Pro Tempore